Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED

CERTIFIED PUBLIC ACCOUNTING FIRM

American Vanguard Corporation

Newport Beach, California

We hereby consent to the incorporation by reference in this Registration Statement of our report dated February 29, 2004 (except for footnote 15, which is as of March 13, 2004, and footnote 2, which is as of March 19, 2004), relating to the consolidated financial statements of American Vanguard Corporation and Subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003, and to the reference to our firm under the heading “Experts” in the Prospectus.

/s/    BDO SEIDMAN, LLP

Los Angeles, CA

February 24, 2005